>EXHIBIT 99.1

331 32nd Avenue P.O. Box 5128 Brookings, SD 57006 Phone (605) 697-4000 www.daktronics.com For more information contact Bill Retterath or Mark Steinkamp at (800) 605-DAKT (3258)

Daktronics, Inc. announces record fourth quarter and year-end results for fiscal 2003

        Brookings, S.D. – June 4, 2003 — Daktronics, Inc. (Nasdaq — DAKT), a worldwide leader in the design, manufacture, sales and service of large screen video displays, scoreboards and computer-programmable display systems, announced fiscal 2003 fourth quarter net sales of $47.4 million and net income of $3.4 million or $.17 per diluted share, compared with fourth quarter net sales of $36.1 million and net income of $1.6 million, or $.08 per diluted share, one year ago. Both net sales and net income were records for the Company’s fourth quarter.

        Net sales, net income and earnings per share for fiscal 2003 ended May 3, 2003 were $177.8 million, $12.5 million and $.64 per diluted share, respectively, compared with $148.8 million, $4.9 million, and $.25 per diluted share, respectively, for the previous fiscal year. Net sales, net income and earnings per share for the year were the highest in the Company’s history.

        Backlog at the end of the quarter was approximately $50 million, compared with a backlog of approximately $51 million at the end of the last fiscal year. The timing of large orders can cause significant fluctuations in the Company’s backlog.

        “We’ve completed a great fourth quarter and an excellent year for our employees, shareholders and customers,” said Jim Morgan, president and CEO of Daktronics. “Quarterly revenues were up 31 percent and net income increased 114 percent compared to the fourth quarter the previous year. Annual revenues were up more than 19 percent from the previous year and net income for the year grew 155 percent over last fiscal year. The $50 million backlog puts us in a good position for the start of fiscal 2004.

        “The diversity of our revenues is certainly beneficial. Sports markets provided approximately two-thirds of revenues in fiscal 2003, commercial markets approximately 15 percent, and transportation markets approximately 10 percent. The remaining revenues are service-related. Each of the three major market areas experienced revenue growth this year over last.

        “During the fourth quarter we installed several major baseball display systems in time for opening day games, including systems for Dodger Stadium, The Ballpark at Arlington, and Fenway Park. Commercial sales during the fourth quarter included a nice balance of large custom displays and standard products sold through our sign company network. Transportation sales included Vanguard systems for over the road applications, as well as some aviation and mass transit business. Our increased focus on securing international business has resulted in some notable orders outside the United States, including two recently announced projects for systems to be installed at Olympic Stadium in Berlin, Germany, and systems for use at the 2004 Olympics in Athens, Greece.

        “We estimate that net sales for the first quarter of fiscal year 2004 will be in the range of $46 million to $51 million, with earnings in the range of $.13 to $.19 per share,” Morgan said. “Based on this year’s growth and an expectation that economic conditions will remain stable during the next twelve months, we believe that fiscal 2004 revenues will be between $195 million and $210 million, and that earnings will increase accordingly, taking into account the effects of slightly lower gross profit margins expected in fiscal 2004 and the actual level of net sales,” Morgan stated.

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        “During the fourth quarter and throughout the year we’ve strengthened our financial position,” said Bill Retterath, chief financial officer. “For the year we achieved an operating income margin in excess of 11 percent of net sales, and continue to generate significant dollars in cash flow from operations, which exceeded $15 million for the year, in spite of a large increase in receivables, which we expect to turn in a positive direction in the first quarter. We also continued to reduce debt levels with total debt reduction of almost 40 percent for the year.

        “The slight rise in operating expenses for the quarter was expected. We believe that we can continue to keep these costs at the same or slightly lower levels as a percent of net sales into the future. Finally, as we have disclosed before, we expect margins for fiscal 2004 to be lower than fiscal 2003, but believe that over the long term we can continue our history of increasing gross margins after factoring out the unusual positive factors we experienced this past year,” Retterath said.

        Noteworthy projects booked in the fourth quarter include display systems for the Athens 2004 Olympic Games, Athens, Greece; Georgia Southern University, Statesboro, Ga.; University of California at Davis; Special Event Productions, Clemmons, N.C.; Binghamton University, Binghamton, N.Y.; Wisconsin Center District, Milwaukee, Wisc.; Tulane University, New Orleans, La.; Government of Chihuahua, Mexico; Estadio Hiram Bithorn, San Juan, Puerto Rico; Northwest Missouri State University, Maryville, Mo.; Nueces County, Robstown, Texas; St. Paul Saints, St. Paul, Minn.; Olympia Stadion, Berlin, Germany; Kansas City T-Bones, Edwardsville, Kan.; Round Rock Independent School District, Round Rock, Texas; Coastal Carolina University, Conway, S.C.; Coliseo de Puerto Rico, San Juan, Puerto Rico; Vaqueros Torreon Baseball, Torreon, Mexico; The Ballpark in Arlington, Arlington, Texas; New York State Thruway Authority, Tarrytown, N.Y.; San Antonio International Airport, San Antonio, Texas; Orange County Board, Orlando, Fla.; and New York State DOT, Long Island City, N.Y.

        The Company will webcast its quarterly conference call at 10:00 am (central) on Wednesday, June 4. To listen to the webcast, go to the home page of www.daktronics.com, and click on the icon at the bottom right corner of the screen. Completion of a short registration form, along with Windows® Media Player software, are required to hear the webcast. A replay of the teleconference via the internet will also be accessible shortly after the conclusion of the conference call through www.daktronics.com. A replay of the teleconference accessible by telephone will be available for one week starting at noon Central Time on June 4. To access the replay, call toll-free in the U.S. and Canada 800-633-8284 and enter code 21144175. International callers can dial 402-977-9140 and enter code 21144175 to hear the replay by phone.

        Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of, electronic scoreboards, computer-programmable displays, and large screen video display and control systems. The Company excels in the control of large display systems, including those that require integration of complex multiple displays showing real time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in sport, business and transportation applications, and celebrates its 35th year in business in 2003. For more information, visit the Company’s worldwide web site at http://www.daktronics.com, email the Company at sales@daktronics.com, call toll-free 1-800-DAKTRONICS (800-325-8766) in the U.S., or write to the Company at 331 32nd Avenue, P.O. Box 5128, Brookings, SD 57006-5128.

        Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements reflecting the Company’s expectations or beliefs concerning future events which could materially affect company performance in the future. The Company cautions that these and similar statements involve risk and uncertainties including changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings which may cause actual results to differ materially. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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Financial tables are included on the following pages.

Daktronics, Inc.
 Consolidated Statements of Income
(Dollars in thousands except earnings per share)
(unaudited)

	Three Months Ended		Twelve Months Ended
	May 3,	April 27,	May 3,	April 27,
	2003	2002	2003	2002
	(13 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Net sales	$47,364	$36,091	$177,764	$148,773
Cost of goods sold	31,707	23,912	118,633	103,741

Gross profit	15,657	12,179	59,131	45,032

Operating expenses:
Selling	6,317	5,601	24,966	22,009
General and administrative	2,263	1,394	7,422	6,478
Product design and development	1,833	2,130	6,918	7,442

	10,413	9,125	39,306	35,929

Operating income	5,244	3,054	19,825	9,103

Nonoperating income (expense):
Interest income	178	258	694	823
Interest expense	(222)	(338)	(897)	(1,542)
Other income (expense), net	651	(201)	974	(242)

Income before income taxes and
minority interest	5,851	2,773	20,596	8,142
Income tax expense	2,419	1,222	8,107	3,245

Income before minority interest	3,432	1,551	12,489	4,897
Minority interest in income (loss) of
subsidiary	21	(44)	31	5

Net income	$3,411	$1,595	$12,458	$4,892

Weighted average number of shares and
common equivalent shares	19,739	19,105	19,514	19,230

Earnings per share:
Basic	$0.18	$0.09	$0.68	$0.27
Diluted	$0.17	$0.08	$0.64	$0.25

Daktronics, Inc.
Consolidated Balance Sheets
(Dollars in thousands)

	May 3,	April 27,
	2003	2002
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,277	$2,097
Accounts receivable, less allowance for doubtful accounts	25,912	17,878
Current maturities of long-term receivables	2,650	2,515
Inventories	14,863	16,472
Costs and estimated earnings in excess of billings on uncompleted
contracts	11,467	10,277
Prepaid expenses and other	756	524
Deferred income taxes	3,801	2,784

Total current assets	68,726	52,547

Advertising rights, net	385	489
Long term receivables, less current maturities	6,711	5,366
Goodwill, net of accumulated amortization	1,043	1,061
Intangible and other assets, other than goodwill, net	873	1,038

	9,012	7,954

PROPERTY AND EQUIPMENT:
Land	654	654
Buildings	12,281	12,110
Machinery and equipment	13,763	14,643
Office furniture and equipment	13,495	11,862
Equipment held for rental	3,475	3,265
Transportation equipment	2,185	1,888

	45,853	44,422
Less accumulated depreciation	21,064	17,577

	24,789	26,845

TOTAL ASSETS	$102,527	$87,346

Daktronics, Inc.
Consolidated Balance Sheets (Continued)
(Dollars in thousands)

	May 3,	April 27,
	2003	2002
	(unaudited)

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable, bank	$180	$51
Accounts payable	9,312	6,690
Accrued expenses	7,790	7,337
Current maturities of long-term debt	2,951	4,254
Billings in excess of costs and estimated earnings on uncompleted contracts	5,528	2,944
Customer deposits	1,709	2,185
Income taxes payable	1,556	733

Total current liabilities	29,026	24,194

Long-term debt, less current maturities	5,449	9,574
Deferred income	1,338	711
Deferred income taxes	1,296	1,282

	8,083	11,567

TOTAL LIABILITIES	37,109	35,761

Minority Interest In Subsidiary	115	84

SHAREHOLDERS' EQUITY:
Common stock	14,655	13,533
Additional paid-in capital	746	505
Retained earnings	49,949	37,492
Less cost of treasury stock	(9)	(9)
Accumulated other comprehensive loss, foreign currency translation
adjustment	(38)	(20)

TOTAL SHAREHOLDERS' EQUITY	65,303	51,501

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$102,527	$87,346

Daktronics, Inc.
Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Twelve Months Ended
	May 3,	April 27,
	2003	2002
	(53 weeks)	(52 weeks)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,458	$4,892
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	5,686	4,800
Amortization	242	378
Gain on sale of property and equipment	400	115
Minority interest in income of subsidiary	31	--
Provision for doubtful accounts	(225)	724
Deferred taxes, net	(1,002)	(449)
Other	--	430
Net change in operating assets and liabilities	(1,678)	6,342

Net cash provided by operating activities	15,912	17,232

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(5,340)	(7,942)
Investment in affiliates	0	(289)
Proceeds from sale of property and equipment	1,287	89
Purchase of intangible assets	--	(140)
Other, net	--	38
Net cash used in investing activities	(4,053)	(8,244)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowing on notes payable	129	(7,860)
Proceeds from long-term debt	1,594	1,377
Principal payments on long-term debt	(7,102)	(3,926)
Proceeds from exercise of stock options	718	633

Net cash used in financing activities	(4,661)	(9,776)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(18)	(11)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7,180	(799)

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	2,097	2,896

CASH AND CASH EQUIVALENTS END OF PERIOD	$9,277	$2,097